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                                                                      Exhibit 99


                              [INTELLIGROUP LOGO]


FOR IMMEDIATE RELEASE

CONTACT:
Richard Hantke
Director of Investor Relations
(732) 362-2380

   INTELLIGROUP ANNOUNCES RESTATEMENT OF PRIOR PERIOD RESULTS AND EXECUTION OF
        DEFINITIVE AGREEMENT FOR $15,000,000 MAJORITY EQUITY INVESTMENT

EDISON, N.J., September 24, 2004/PRNewswire-FirstCall/ -- Intelligroup, Inc., (NASDAQ: ITIGE), a global provider of strategic IT outsourcing services, today announced that it expects to restate its previously issued financial statements filed on Form 10-K for the years ended December 31, 2003, 2002 and 2001 and filed on Form 10-Q for the quarterly periods beginning January 1, 2001 to date. The expected restatement is based on preliminary results of an ongoing review conducted by Company management. Until this review is complete, the Company will not be able to conclude on the precise impact on prior period financial statements. This conclusion will also be subject to audit by the Company's external auditors.

As a result of the recent implementation of an upgraded financial system, and the recent turnover in key positions in its finance department, the Company has been undertaking a comprehensive review of its 2004 second quarter results. This comprehensive review resulted in a number of accounting adjustments to prior period financial statements. On September 22, 2004, the Audit Committee of the Board of Directors reached a definitive conclusion that the financial statements and the related independent audit reports for the periods noted above should no longer be relied upon. Company management and the Audit Committee have discussed these matters and conclusions with the external auditors, Deloitte & Touche, LLP.

Adjustments identified to date are expected to reduce revenue by approximately $0.8 million and net income by approximately $0.9 million (or $0.05 per share) for the year ended December 31, 2003. In addition, there are certain historical intercompany adjustments totaling approximately $1.2 million that affect periods prior to 2001. The impact of these historical adjustments are expected to increase the accumulated deficit account for the years ended December 31, 2003, 2002 and 2001, as well as all quarterly financial periods beginning January 1, 2001. There is also a remaining unreconciled difference of approximately $0.6 million in the Company's intercompany accounting records that has yet to be fully investigated, which may result in additional adjustments. Reconciliation of this difference and the determination of the proper accounting treatment and period of impact of the restatement are the primary reasons for the further delay in filing the 2004 second quarter Form 10-Q.


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The ongoing review of the Company's financial statements may result in additional adjustments and/or information. Any further adjustments may be material. The information contained in this Press Release includes only information known by the Company as of the date of this Press Release. The Company does not intend to update this information until such time as the Company files the appropriate restated financial statements.

As a result of the uncertainties surrounding the restatements, the Company is withdrawing all previous forward-looking guidance for the 2004 second quarter and full year, without limitation.

The Company further announced that it has entered into a definitive agreement pursuant to which SB Asia Infrastructure Fund, L.P., an affiliate of Softbank Corporation, and Venture Tech Solutions Pvt. Ltd. will purchase an aggregate of 17,647,058 shares of the Company's common stock in a private placement at a purchase price of $0.85 per share for a total purchase price of $15,000,000. Following completion of the private placement, the purchasers will own approximately 50.3% of the Company's outstanding common stock. The agreement will also allow the purchasers to designate a majority of the Board of Directors of the Company.

The Company determined, after evaluating alternatives, that this transaction was necessary because its cash position and relative cash availability under its $15 million revolving credit facility had become inadequate to fund ongoing operations. This transaction is subject to customary closing conditions, as well as an amendment to the cash sweep provisions of the Company's revolving credit facility and the waiver of certain defaults under the credit facility, which are described below. There is no assurance that these conditions will be satisfied.

The rules of the NASDAQ Stock Market require shareholder approval of certain transactions, such as this private placement, involving the issuance of more than 20% of a listed company's common stock. Due to its immediate cash needs, the Company determined that delaying the transaction in order to seek shareholder approval would jeopardize its financial viability. The transaction will therefore violate NASDAQ listing rules and, as a result, the Company may be delisted from the NASDAQ Stock Market.




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In addition, the Company is in default under its revolving credit facility as a result of the failure to file its Form 10-Q for the 2004 second quarter in a timely manner, and expects it would also be in default under certain financial covenants based on likely second quarter results. The Company is working with its senior lender to obtain waivers for such defaults. Although the Company believes at this time that it will obtain waivers of these defaults from the lender under its revolving credit facility, if the Company cannot obtain such waivers, the indebtedness outstanding under its revolving credit facility could be accelerated.

ABOUT INTELLIGROUP

Intelligroup, Inc. is a global provider of strategic IT outsourcing services. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

SAFE HARBOR STATEMENT

Certain statements contained herein, including statements regarding the Company's ability to complete the restatement of its historical financial results, file future periodic reports and complete the private placement, and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries.